Exhibit 15.1

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-188394) of Bancolombia S. A. of our report dated April 22, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Ltda.

Medellin, Colombia

April 22, 2016